Exhibit 8.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel 415-773-5700 fax 415-773-5759 WWW.ORRICK.COM

March 21, 2007

TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts 01581

Re: TC PipeLines, LP Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Registration Statement on Form S-3 filed by TC PipeLines, LP (the "Partnership") with the Securities and Exchange Commission (the "Commission") on March 21, 2007 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), common units representing limited partnership interests in the Partnership.

We participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Prospectus dated March 21, 2007, forming a part of the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the common units.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Prospectus, forming a part of the Registration Statement. In giving this consent, we do not admit that we are "experts" under the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/  ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP